Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Cheryl R. Bishop, President & CEO

Skagit State Bank

Or

Carla F. Tucker, CFO

301 East Fairhaven Avenue
Burlington, WA 98233

360-755-0411 - ph.
360-755-9695 - fax

www.skagitbank.com

March, 27, 2008 - SKAGIT STATE BANCORP, INC. ANNOUNCES PURCHASE OF ALL SHARES HELD BY FRONTIER FINANCIAL CORPORATION Burlington, Washington.

Skagit State Bancorp, Inc., the parent company of Skagit State Bank, today announced that it had purchased 85,022 shares of its common stock held by Frontier Financial Corporation, Everett, Washington, at $180 per share in a private transaction.  Frontier Financial Corporation had acquired their shares since 2004 from private shareholders.

Cheryl R. Bishop, President and CEO stated that “We are pleased that our strong capital position allowed us this opportunity to purchase the largest outstanding block of our stock. It is exciting that this event occurs as we are poised to celebrate our 50th year in the banking business.”

Following the purchase, Skagit State Bancorp’s Tier 1 capital level will still be a strong 10%, which far exceeds Federal banking requirements to be considered “well-capitalized.” Bancorp’s risk-based capital ratio will exceed 14, also well above the “well-capitalized” threshold.

ABOUT SKAGIT STATE BANCORP, INC.

Skagit State Bancorp, Inc. is the parent bank holding company for Skagit State Bank, headquartered in Burlington, Washington. As of December 31, 2007, Bancorp had $593 million in assets. The Bank operates through 13 offices in Skagit, Whatcom and Snohomish counties.

ABOUT SKAGIT STATE BANK

Skagit State Bank was founded in Skagit County in 1958. Locally operated, Skagit State Bank has 13 branches in Skagit, Snohomish, and Whatcom counties. From personal checking, savings, credit cards, home loans, and online banking, to providing businesses with complete financial services, Skagit State offers financial services as diverse as the people that they serve. Skagit State Bank is committed to the community in ways that enhance the everyday lives of its people and businesses.